UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 19, 2023

NINE ENERGY SERVICE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38347	80-0759121
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 Kirby Drive, Suite 200 Houston, Texas	77019
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 730-5100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	NINE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On January 19, 2023, Nine Energy Service, Inc. (the “Company”) and certain of its subsidiaries (the “Guarantors”) entered into an underwriting agreement (the “Underwriting Agreement”) with J.P. Morgan Securities LLC, as representative of the several underwriters named in Schedule 1 thereto (the “Underwriters”), pursuant to which the Company agreed to issue and sell to the Underwriters 300,000 units (the “Units”), each of which consists of $1,000 principal amount of 13.000% Senior Secured Notes due 2028 and five shares of common stock, par value $0.01 per share, of the Company, in accordance with the terms and conditions set forth in the Underwriting Agreement.

The closing of the offering of the Units (the “Offering”) is expected to occur on January 30, 2023, and the Company expects to receive net proceeds from the Offering, after deducting underwriting discounts and commissions and other offering expenses payable by the Company, of approximately $271.2 million. As described in the prospectus supplement, dated January 19, 2023 and filed with the Securities and Exchange Commission on January 23, 2023 (the “Prospectus Supplement”), the Company intends to use the net proceeds from the Offering, together with borrowings under its revolving credit facility and cash on hand, to redeem all of its outstanding 8.750% Senior Notes due 2023 (the “2023 Senior Notes”).

The Underwriting Agreement contains customary representations, warranties, covenants, conditions to closing and termination provisions. Additionally, the Underwriting Agreement contains customary indemnification and contribution provisions under which the Company and the Guarantors, on the one hand, and the Underwriters, on the other hand, have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Furthermore, during the period that began on the date of the Underwriting Agreement and ends on the date that is 45 days after the date of the Underwriting Agreement, the Company and the Guarantors have agreed that they will not offer, sell, contract to sell or otherwise dispose of any debt securities (including securities that consist of debt securities as a component thereof) issued or guaranteed by the Company or any of the Guarantors and having a tenor of more than one year, without the prior written consent of J.P. Morgan Securities LLC.

The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the copy of the Underwriting Agreement filed herewith as Exhibit 1.1 and incorporated into this Item 1.01 by reference.

As more fully described under the caption “Underwriting” in the Prospectus Supplement, the Underwriters are financial institutions engaged in various activities, and certain of the Underwriters and their affiliates have engaged, and may in the future engage, in investment banking, commercial banking and other financial advisory and commercial dealings with the Company and its affiliates in the ordinary course of business. In particular, JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, acts as administrative agent under the Company’s revolving credit facility. In addition, certain of the Underwriters or their affiliates may hold a portion of the 2023 Senior Notes and, consequently, would receive a portion of the net proceeds from the Offering.

The foregoing contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. Forward-looking statements also include statements that refer to or are based on uncertain events or assumptions. The forward-looking statements included herein, such as those regarding the consummation of the Offering, are based on current expectations and entail various risks and uncertainties, many of which are beyond the Company’s control, including those relating to industry and market conditions, that could cause actual results to differ materially from those forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof, and, except as required by law, the Company undertakes no obligation to update those statements or to publicly announce the results of any revisions to any of those statements to reflect future events or developments.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description

1.1*	Underwriting Agreement, dated as of January 19, 2023, by and among Nine Energy Service, Inc., the guarantors party thereto and J.P. Morgan Securities LLC, as representative of the several underwriters named in Schedule 1 thereto.

104	Cover Page Interactive Data File. The cover page XBRL tags are embedded within the inline XBRL document (contained in Exhibit 101).

*

Certain schedules and similar attachments have been omitted. The Company agrees to furnish a supplemental copy of any omitted schedule or attachment to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 24, 2023	NINE ENERGY SERVICE, INC.

	By:	/s/ Theodore R. Moore
Theodore R. Moore Senior Vice President and General Counsel